LAB 10 LEASE AMENDING AGREEMENT

THIS LEASE AMENDING AGREEMENT (the “Agreement”) is made as of the 13th day of February, 2012.

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT SERVICES
(hereinafter the “Landlord”)

OF THE FIRST PART

-and-

CIENA CANADA, INC.
(hereinafter the “Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated March 19, 2010, Nortel Networks Technology Corporation (“Nortel”) leased to the Tenant the whole of the building known as “Lab 10” and comprised of a deemed rentable area of 265,000 square feet (hereinafter the “Leased Premises”) situated on the property known municipally as the Carling Campus, 3500 Carling Avenue, Ottawa, Ontario (the “Lease”), on the terms, covenants and conditions set out therein;

AND WHEREAS by a lease dated March 19, 2010, Nortel leased to the Tenant a portion of the building known as “Lab 2” and comprised of a deemed rentable area of 23,552 square feet (hereinafter the “Surrendered Premises”) situated on the property known municipally as the Carling Campus, 3500 Carling Avenue, Ottawa, Ontario (such lease, as amended by a lease amending agreement dated August 1, 2010, hereinafter collectively referred to as the “Surrendered Lease”), on the terms, covenants and conditions set out therein;

AND WHEREAS by virtue of the agreement of purchase and sale dated October 15, 2010 between the Landlord and Nortel, the Landlord is the registered and beneficial owner of the Carling Campus (inclusive of the Leased Premises and the Surrendered Premises) and the landlord under the Lease and the Surrendered Lease, being the successor in title to the interest of Nortel in the Carling Campus;

AND WHEREAS pursuant to Section 27.1 of the Lease, on December 15, 2010, the Landlord directed Nortel to provide to the Tenant an Early Termination Notice, so as to exercise its rights under the aforesaid Section 27.1 to terminate the Term of the Lease effective as of March 18, 2015;

AND WHEREAS the Tenant has requested that the term of the Lease be extended from March 19, 2015 to and including March 18, 2016;

AND WHEREAS the parties hereto have agreed, subject to the term of the Surrendered Lease being amended to expire and end at 11:59 o'clock p.m. on December 31, 2012, to so extend the term of the Lease and amend the Lease as set out herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as of the date of this Agreement, that:

1.
The recitals contained herein are true and accurate in every respect and may be relied upon by the parties as statement of fact. The parties shall not assert facts contrary to those set out above in the recitals.

2.	Except as otherwise expressly defined herein, capitalized words and phrases used but not defined herein have the meanings given to them in the Lease.

3.
The Lease is amended to extend the Term from March 19, 2015 for a further twelve (12) months commencing on March 19, 2015 and expiring on March 18, 2016 (the “Extended Term”) upon the same terms, covenants and conditions as contained in the Lease, except as otherwise provided herein, and the Lease (including the definitions of “Term” and “Expiration Date”) is hereby amended accordingly. For clarity, the Tenant acknowledges and agrees that the Tenant has no right to renew or extend the Term of the Lease, as extended by the Extended Term, beyond March 18, 2016.

4.
Section 2.2 of the Lease is amended such that for the period of the Extended Term, the annual Fixed Rent payable by the Tenant shall be $CDN 4,587,175, payable in equal monthly installments of $CDN 382,264.58, plus applicable harmonized sales taxes. The Fixed Rent for the current period of the Term ending on March 18, 2015 remains as per the terms of Section 2.2 of the Lease, without amendment (that is, an annual Fixed Rent of $CDN 3,435,175.08, payable in equal monthly installments of $CDN 286,264.59, plus applicable harmonized sales taxes).

5.
The Landlord and the Tenant confirm that the Tenant's annual Operating Expense Contributions are as follows for the stated periods of the Term (as extended hereby), each having been calculated in accordance with the formula set out in Section 2.3 of the Lease:

March 19, 2012 to March 18, 2013:	$CDN 3,994,421.62
March 19, 2013 to March 18, 2014:	$CDN 4,074,310.05
March 19, 2014 to March 18, 2015	$CDN 4,155,796.25
March 19, 2015 to March 18, 2016	$CDN 4,238,912.18

6.	All Rent for a partial month shall be adjusted and pro rated in accordance with the number of days in such month.

7.
The Landlord and the Tenant hereby confirm that in all other respects the Lease remains in full force and effect, unchanged and unmodified except as amended expressly in accordance with this Agreement.

8.	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.
This Agreement may be executed in several counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Any such counterpart may be delivered by facsimile transmission, PDF or electronic mail and such delivery shall be valid and sufficient. Each party that delivers such counterpart by facsimile transmission, PDF or electronic mail shall as soon as reasonably practicable thereafter forward to the other party the originally executed copy of the same.

10.	Each party agrees to make such further assurances as may be reasonably required from time to time by another to more fully implement the true intent of this Agreement.

11.
This Agreement shall be binding upon, extend to and enure to the benefit of each of the Landlord and the Tenant and to each of their respective legal representatives, heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Lease Amending Agreement as of the date first set forth above.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT SERVICES
Per:	/S/ Denis Charette
Name: Denis Charette Title: Director, Service des biens Immobiliers, SCN Director, NCA Real Estate Services

CIENA CANADA, INC.
Per:	/S/ David M. Rothenstein
Name: David M. Rothenstein Title: Sr. Vice President, General Counsel & Secretary

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